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EXHIBIT 10.15

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN
MOLSON COORS BREWING COMPANY AND W. LEO KIELY III

        This First Amendment to Employment Agreement by and between Molson Coors Brewing Company, a Delaware corporation (the "Company") and W. Leo Kiely III (the "Executive"), is dated as of August 1, 2007, and amends the Employment Agreement, dated as of June 27, 2005, by and between the Company and Executive (the "Employment Agreement") as follows:

        1.     Section 4(b) is amended and restated in its entirety to read:

            "(b)    Good Reason; Other Than for Cause.    If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                (i)  the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                (A)  the Accrued Obligations;

                (B)  the amount equal to the sum of (1) the Executive's Annual Base Salary through the end of the Company's fiscal year in which the Date of Termination occurs, and (2) the Target Bonus for the fiscal year in which the Date of Termination occurs;

                (C)  the amount equal to the product of (1) three and (2) the sum of the Executive's Annual Base Salary and his Target Bonus;

                (D)  the amount equal to the product of (1) three and (2) 25% of the Executive's Annual Base Salary (which amount is in lieu of continuing employee benefits and perquisites (provided that Executive and his dependents shall retain rights to any Accrued Obligations and to elect and maintain COBRA coverage)).

               (ii)  With respect to any options, stock appreciation rights, restricted sock, restricted stock units (including the Retention Award) or other stock-based awards held by the Executive under the Company's Incentive Compensation Plan, or any successor plan, on the Date of Termination all restrictions on awards of restricted stock or restricted stock units and other stock-based awards (other than stock options and stock appreciation rights) will be canceled and such awards shall vest, and all outstanding stock options and stock appreciation rights that have not fully vested, shall vest and become immediately exercisable, in each case only to the extent such awards were scheduled to become vested and exercisable during the 36-month period following the Date of Termination; provided, that with respect to any stock options and stock appreciation rights, the options and stock appreciation rights shall remain exercisable until the earlier of (x) the expiration of the option or stock appreciation rights term or (y) one (1) year after the Date of Termination; and provided further that any portion of any such portion of any such awards that remains unvested after application of the preceding provisions of this paragraph (c) shall be forfeited as of the Date of Termination and shall not thereafter become vested or exercisable."

        2.     The Employment Agreement as in effect prior to this First Amendment not amended hereby shall be and remain in full force and effect and not affected by this First Amendment.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the date first set forth above.

W. LEO KIELY III	MOLSON COORS BREWING COMPANY
/s/ W. LEO KIELY III	By:	/s/ SAMUEL D. WALKER Chief Legal Officer

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EXHIBIT 10.15
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN MOLSON COORS BREWING COMPANY AND W. LEO KIELY III